             Exhibit 77(C): Submission of Matters to a vote of security holders

Supplemental Proxy Information

A special meeting of shareholders of Mid Cap Stock Fund, Inc. was held on November 5, 2015. The special meeting was held for shareholders of the Fund to vote on the following matters:

       1. To amend the Fund's fundamental restrictions related to borrowing and lending to enable the Fund to participate in an interfund lending program; and

       2. To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Fund's current fiscal year.

The results of the proxy solicitation on the preceding matter were as follows:

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (a) Amend the fundamental investment restriction with respect to Borrowing

                            Votes For  Votes Against  Abstain  Broker Non-Votes
                            ---------- ------------- --------- ----------------
Mid Cap Stock Fund          37,350,842   2,191,550   2,800,537    5,586,524

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (b) Amend the fundamental investment restriction with respect to Lending

                            Votes For  Votes Against  Abstain  Broker Non-Votes
                            ---------- ------------- --------- ----------------
Mid Cap Stock Fund          37,362,144   2,213,600   2,767,185    5,586,524

2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the Fund's current fiscal year

                            Votes For  Votes Against  Abstain  Broker Non-Votes
                            ---------- ------------- --------- ----------------
Mid Cap Stock Fund          44,675,487    920,681    2,333,285        --